                                                                      Exhibit 11


                         HBO & COMPANY AND SUBSIDIARIES

            Computation of Earnings (Loss) Per Share of Common Stock
  For the Three-Month and Nine-Month Periods Ended September 30, 1995 and 1994
                     (000 Omitted Except for Per Share Data)


                                                 Three Months Ended        Nine Months Ended
                                                     September 30,           September 30,
                                                     1995      1994         1995      1994
                                                    -------   -------      -------   -------
WEIGHTED AVERAGE NUMBER OF
COMMON SHARES OUTSTANDING                            39,698    34,996       37,099    34,750

ADD - Shares of common stock assumed
      issued upon exercise of stock
      options using the "treasury stock"
      method as it applies to the compu-
      tation of primary earnings per
      share                                           1,805     1,761            -     1,721
                                                    -------   -------      -------   -------
NUMBER OF COMMON AND COMMON EQUIVALENT
SHARES OUTSTANDING                                   41,503    36,757       37,099    36,471

ADD - Additional shares of common stock assumed
      issued upon exercise of stock options
      using the "treasury stock" method as
      it applies to the computation of
      fully diluted earnings per share                   93        77         -          153
                                                    -------   -------      -------   -------
NUMBER OF COMMON AND COMMON EQUIVALENT
SHARES OUTSTANDING ASSUMING FULL DILUTION            41,596    36,834       37,099    36,624
                                                    -------   -------      -------   -------
                                                    -------   -------      -------   -------

NET EARNINGS FOR PRIMARY AND FULLY
   DILUTED EARNINGS (LOSS) PER SHARE:                $9,273    $7,526     ($42,737)  $20,828
                                                    -------   -------      -------   -------
                                                    -------   -------      -------   -------

EARNINGS (LOSS) PER SHARE:

   PRIMARY                                            $0.22     $0.20       ($1.15)    $0.57
                                                    -------   -------      -------   -------
                                                    -------   -------      -------   -------
   FULLY DILUTED                                      $0.22     $0.20       ($1.15)    $0.57
                                                    -------   -------      -------   -------
                                                    -------   -------      -------   -------



    Note: No common stock was assumed issued upon exercise of stock options for the computation of loss per share.

    Note: All prior period amounts have been restated to reflect the acquisition of CliniCom Incorporated.

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